UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  September 29, 2010

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive offices and registrant's telephone number	IRS Employer Identification Number
1-8841	NEXTERA ENERGY, INC. 700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000	59-2449419

State or other jurisdiction of incorporation or organization:  Florida

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - FINANCIAL INFORMATION

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 29, 2010, Wild Prairie Wind, LLC (Wild Prairie Wind), an indirect wholly−owned subsidiary of NextEra Energy Resources, LLC (NextEra Energy Resources), borrowed approximately $297 million under a limited-recourse senior secured variable rate term loan agreement. NextEra Energy Resources is an indirect wholly−owned subsidiary of NextEra Energy, Inc.  Interest on the loan is based on the three-month London InterBank Offered Rate plus a specified margin.  Interest on the loan is payable quarterly and principal on the loan is payable semi−annually.  The loan matures in September 2028. Upon funding of the loan, Wild Prairie Wind entered into several interest rate swaps to hedge against interest rate movements with respect to interest payments on the loan.  Substantially all of the loan proceeds were used to reimburse NextEra Energy Resources, in part, for its capital contribution related to the development and construction of wind generation facilities with a generating capability totaling 249 megawatts located in South Dakota and Iowa.  The loan is secured by liens on those wind generating facilities, and certain other assets of, and the ownership interest in, Wild Prairie Wind and the entities that own the facilities, which are wholly-owned subsidiaries of Wild Prairie Wind.  The loan agreement contains default and related acceleration provisions relating to the failure to make required payments, failure to meet certain covenants, certain events in bankruptcy, and other actions by Wild Prairie Wind or other parties as specified in the term loan agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEXTERA ENERGY, INC.
(Registrant)

Date:  October 1, 2010

CHRIS N. FROGGATT
Chris N. Froggatt Vice President, Controller and Chief Accounting Officer